Vail Resorts, Inc.
N e w s R e l e a s e

For immediate Release

Vail Resorts Contacts:

Media: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com
Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS ANNOUNCES FISCAL FOURTH QUARTER AND FISCAL YEAR 2003 YEAR END RESULTS

    Fourth quarter net loss increased by $415,000 or $0.01 per share year-over-year
    Fiscal 2003 year-end net loss of $8.5 million or $0.24 per share, caused by Iraqi War and other factors
    Company believes it is well positioned for an improved fiscal 2004, due to positive booking trends, increased advance season pass sales, an improving national economy, and $25 million in cost reduction initiatives.

VAIL, Colo. - November 13, 2003 - Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the fourth quarter and fiscal year ended July 31, 2003. The Company has historically used EBITDA when reporting its financial results for each of its reportable segments: mountain, lodging, resort (the combination of mountain and lodging) and real estate. EBITDA was defined by the Company as segment net revenue less segment operating expense plus segment equity income. In conjunction with the recently adopted Securities and Exchange rules regarding the use of non-GAAP financial measures, the Company will henceforth use the term "Reported EBITDA" when reporting financial results. The Company defines Reported EBITDA in the same manner in which it historically defined EBITDA.

FOURTH QUARTER PERFORMANCE

Mountain revenue for the fourth quarter of fiscal 2003 was $34.8 million, a 9.3% increase from $31.9 million for the comparable period last year.

Lodging revenue for the fourth quarter fell $1.4 million, or 3.5%, to $39.3 million.

Resort revenue, the combination of mountain and lodging revenues, rose $1.6 million, or 2.2%, to $74.1 million. Real estate revenue for the fourth quarter fell $4.5 million to $5.0 million, and total revenue declined $3.0 million, or 3.6%, to $79.1 million.

Loss from operations for the fourth quarter increased $7.7 million, or 16.8%, to a loss of $53.6 million compared to a loss of $45.9 million for the same period last year.

Reported EBITDA for the mountain segment decreased 5.7% to a loss of $27.1 million compared to a loss of $25.7 million for the comparable period last year.

Reported EBITDA for the lodging segment decreased $2.8 million to a loss of $4.1 million for the quarter; $2.2 million of the decrease was attributed to the Ritz-Carlton, Bachelor Gulch, which opened in November of fiscal 2003. As the Company uses the equity method of accounting for the Ritz-Carlton, Bachelor Gulch, included in the fourth quarter loss is $0.6 million of depreciation and $0.9 million of interest expense.

Fourth quarter Resort Reported EBITDA was a loss of $31.2 million, a 16.0% decrease from the comparable period last year, and "same-store" Resort Reported EBITDA, excluding the Ritz-Carlton, fell 7.7% versus the fourth quarter in fiscal 2002.

Real Estate Reported EBITDA for the quarter declined $2.3 million to a loss of $1.0 million from a profit of $1.8 million in the same quarter a year ago, due to the timing of real estate closings.

Fourth quarter net loss increased $0.4 million to a loss of $33.7 million, or $0.96 per diluted share, compared to a loss of $33.3 million, or $0.95 per diluted share, for the same period last year.

FISCAL YEAR ENDED JULY 31, 2003

Mountain revenue for the fiscal year ended July 31, 2003 was $470.1 million, a 17.4% increase from $400.5 million for the comparable period last year. Excluding the acquisition of the Heavenly Ski Resort, the fiscal year "same-store" mountain revenue rose 2.6% compared to the same period last year.

Lodging revenue for the fiscal year rose $8.9 million, or 5.9%, to $159.8 million, and excluding the fiscal 2002 acquisitions, "same-store" lodging revenue declined 1.9% compared to the same period last year.

Resort revenue increased $78.6 million, or 14.3%, to $630.0 million. Excluding the fiscal 2002 acquisitions, "same-store" resort revenue increased 1.6% compared to the same period last year.

Real estate revenue for the period rose $16.5 million to $80.4 million, a 25.9% increase compared to the same period last year, and total revenue rose $95.1 million, or 15.5%, to $710.4 million.

Income from operations for the fiscal year decreased $14.6 million, or 29.7%, to $34.5 million compared to the same period last year.

Mountain Reported EBITDA increased $7.0 million, or 7.6%, to $100.4 million. Excluding the Heavenly acquisition, "same-store" Reported EBITDA for the mountain segment fell 13.0% compared to the same period last year.

Lodging Reported EBITDA decreased $10.4 million, or 76.3%, to $3.2 million for the year, with $5.8 million of the decrease attributed to the Ritz-Carlton, Bachelor Gulch, including $1.5 million of depreciation and $1.8 million of interest expense. Excluding the Ritz-Carlton and the acquisitions made in fiscal 2002, Reported EBITDA for the lodging segment fell 16.2%.

Resort Reported EBITDA for the year was $103.6 million, a 3.1% decrease from the comparable period last year, and "same-store" Resort Reported EBITDA (excluding Heavenly, the fiscal 2002 lodging acquisitions, and the Ritz-Carlton) fell 13.3% versus the prior year.

Real Estate Reported EBITDA for the fiscal year rose $2.4 million, or 16.0%, to $17.7 million.

Net loss for the year was $8.5 million, or a loss of $0.24 per diluted share, compared to net income of $7.1 million, or income of $0.20 per diluted share, for the same period last year.

Adam Aron, Chairman and Chief Executive Officer, commented, "Obviously, Vail Resorts' financial results for fiscal 2003 are very disappointing. Several factors combined to generate Vail Resorts' first net loss in ten years and the first since becoming a public company in 1997. Far and away, the biggest problem we had to address in fiscal 2003 was the build up to and actual war with Iraq during our most profitable months, as well as the war's aftermath, which taken together depressed the Company's mountain and lodging revenues from January through fiscal year-end in July. Also notable are: pre-opening startup expenses and first year net losses of approximately $6 million associated with the Ritz-Carlton, Bachelor Gulch; approximately $3 million in severance expense resulting from our efforts to streamline the Company's costs; an increase in workers compensation expenses and reserves; the national rise in employee health care costs from which we are not immune; and a surprising court ruling, which we have appealed, in litigation concerning undeveloped land near Vail Mountain, causing the Company to take a $4.8 million asset impairment charge."

Aron added, "Even so, Vail Resorts made notable progress in fiscal 2003. Highlights in our mountain division include Beaver Creek having a record ski season with over 718,000 skier visits up from 658,000 in the prior year, primarily due to the November 2002 opening of the impressive new Ritz-Carlton, Bachelor Gulch. Also, as we said earlier in the year, Heavenly performed much better than expected, even with the challenges presented by world events. Heavenly's skier visits rose by more than 125,000 and confirmed our judgement in acquiring Lake Tahoe's leading ski resort in May of 2002 on favorable terms. As for lodging, the Vail Marriott underwent an extensive renovation and esthetics upgrade. And, revenues markedly improved at the Snake River Lodge and Spa as a result of its comprehensive renovation in fiscal 2002. Our real estate group had another record financial year. It also submitted formal plans for approval to the town of Vail for 'Vail's New Dawn,' the long awaited re-development for a refined Vail Village and a new Lionshead. Additionally, we received final zoning approval for a new residential base village at Breckenridge's Peak 7 and Peak 8."

COMMENTING ON FISCAL 2004

Aron said, "We continue to believe that Vail Resorts is very well positioned for 2004 and beyond. Our confidence stems from improving economic conditions, the hope that new military conflict does not erupt, and the inherent consumer appeal of our ski resorts, luxury hotels and new real estate developments. We are always proud when others recognize the excellence of our resorts. SKI Magazine, in October 2003 in its annual readers' poll, once again selected Vail as the number one ski resort in North America. Breckenridge, Keystone and Heavenly each moved up four spots in the rankings, such that three of our five resorts now rank in North America's top ten, and all five of our resorts rank in the top 15. Similarly, our lodging group fared well. Conde Nast Traveler, in its 2003 annual Gold List readers poll, praised three of our 10 RockResorts as well as our Grand Teton Lodge Company's Jenny Lake Lodge. As for the efforts of our real estate group, Golf Magazine, in its March 2003 editor's picks, named Red Sky Ranch one of the ten best new golf courses to open in the United States in the past year."

"Looking to fiscal 2004, we proceed with optimism that the outbreak and aftermath of war with Iraq will not scar our fiscal 2004 financial results, and that the underlying national economy is picking up strength. We are heartened that cold temperatures and natural snowfall have arrived, as but one example with almost three feet of fresh snow at Beaver Creek since November first. We are similarly comforted that year-to-date revenues booked into our central reservations system across all five of our ski resorts combined are up 8% versus this time last year, and bookings for the Christmas holidays look especially bright for Vail and Breckenridge, the two most visited of our resorts. Similarly, air bookings into the Vail Valley's Eagle County airport are also encouraging, up 3% year-over-year so far. This is all particularly positive news, considering we had a strong early season last year, while our weakness in bookings occurred last year deeper into the ski season as talk of war escalated. Also, Colorado Front Range advance season pass sales, which account for approximately 20% of annual lift ticket revenues for our four Colorado resorts, have also been robust this year, up 5%. And finally, and perhaps of greatest importance, in June we announced that our management group has worked diligently to identify year-over-year expense reduction initiatives totaling more than $25 million that we believe will be realized in the 2004 fiscal year, all the while preserving Vail Resorts' longstanding commitment to providing an exceptional guest experience," added Aron.

Aron further stated, "For these reasons, we are upbeat about the potential growth in the financial results for our mountain and lodging segments in fiscal 2004. Of course, this assumes normal snowfall, no new significant war or terrorism activity, and no additional adverse conclusions to matters in litigation."

Aron concluded by saying, "As such, we currently expect Mountain Reported EBITDA for fiscal 2004 to range from $120 million to $130 million and Lodging Reported EBITDA to range from $6 to $12 million, with total Resort Reported EBITDA between $130 and $140 million. We also anticipate another good year in our real estate operations and are comfortable giving guidance of $13 to $19 million for Real Estate Reported EBITDA in fiscal 2004. We are also currently projecting positive net income in fiscal 2004, ranging from $2 million to $10 million."

CONFERENCE CALL AND RELATED PRESS RELEASE

For further discussion of the contents of this press release, as well as the Company's press release also issued today concerning prior year earnings, please listen to our live webcast today at 11:30 am EST, available on www.vailresorts.com. In order to access the non-GAAP financial information that will be referenced on the call, click on the Regulation G Compliance section under the Investor Relations tab on www.vailresorts.com.

Vail Resorts, Inc. is the premier mountain resort operator in North America. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly Resort in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming. In addition, the Company's RockResorts luxury resort hotel company operates 10 resort hotels throughout the United States. The Vail Resorts corporate website is www.vailresorts.com and the consumer websites are www.snow.com and www.rockresorts.com. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).

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Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include but are not limited to: general business and economic conditions; failure to achieve anticipated cost savings and anticipated operational efficiency, or conversely adverse consequences from cost reductions; competitive factors in the ski and resort industries; failure to successfully integrate acquisitions; uncertainties and issues related to the restatements of earnings; adverse consequences resulting from the SEC investigation; the impact of the September 11 terrorist attacks on the travel industry and the Company or additional terrorist attacks; uncertainties and impacts of the threat of war or actual war; continued or worsening economic slowdown; the impacts of SARS or similar unforeseen global events on the travel industry and the Company; expenses or adverse consequences arising from current or potential litigation against the Company, including the litigation in Wyoming; implications arising from the implementation of FIN No. 46, SFAS No. 150 and other such new FASB/governmental legislation, rulings or interpretations; and the weather. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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Vail Resorts, Inc.
Consolidated Financial Statements
(in thousands except per share amounts)

	Three Months Ended		Year Ended
	July 31,		July 31,
	2003	2002	2003	2002
Net revenue:
Mountain	$ 34,834	$ 31,858	$ 470,148	$ 400,478
Lodging	39,291	40,708	159,849	150,928
Real estate	4,968	9,501	80,401	63,854
Total net revenue	79,093	82,067	710,398	615,260
Operating expense:
Mountain	61,511	58,426	370,779	308,896
Lodging	41,039	42,036	150,624	137,259
Real Estate	5,211	7,727	66,642	51,326
Depreciation & amortization	19,600	19,632	82,242	68,480
Asset impairment charge	4,830	--	4,830	--
Loss on disposal of fixed assets	506	134	794	226
Total operating expense	132,697	127,955	675,911	566,187
Income from operations	(53,601)	(45,888)	34,487	49,073
Other income (expense)
Mountain equity investment income, net	(458)	886	1,009	1,748
Lodging equity investment loss, net	(2,324)	104	(5,995)	(57)
Real estate equity investment income, net	(760)	70	3,962	2,744
Investment income	927	335	2,011	1,295
Interest expense	(12,519)	(11,272)	(50,001)	(38,788)
Gain on put option, net	198	--	1,569	--
Other income (expense), net	(2)	223	17	155
Minority interest in income of consolidated joint ventures	1,832	2,640	(1,064)	(569)
Income (loss) before provision for income taxes	(66,710)	(52,902)	(14,005)	15,601
Benefit (provision) for income taxes	33,037	19,642	5,478	(6,843)
Income (loss) before cumulative effect of change in
accounting principle	(33,673)	(33,258)	(8,527)	8,758
Cumulative effect of change in accounting principle,
net of income taxes of $1,046	--	--	--	(1,708)
Net income (loss)	$ (33,673)	$ (33,258)	$ (8,527)	$ 7,050

Basic weighted average shares	35,191	35,150	35,170	35,141
Diluted weighted average shares	35,191	35,150	35,170	35,182

Per share amounts (basic):
Income (loss) before cumulative effect of change in
accounting principle	$ (0.96)	$ (0.95)	$ (0.24)	$ 0.25
Cumulative effect of change in accounting principle,
net of income taxes	--	--	--	(0.05)
Net income (loss)	$ (0.96)	$ (0.95)	$ (0.24)	$ 0.20

Per share amounts (diluted):
Income (loss) before cumulative effect of change in
accounting principle	$ (0.96)	$ (0.95)	$ (0.24)	$ 0.25
Cumulative effect of change in accounting principle,
net of income taxes	--	--	--	(0.05)
Net income	$ (0.96)	$ (0.95)	$ (0.24)	$ 0.20
Other Data:
Mountain Reported EBITDA	$ (27,135)	$ (25,681)	$ 100,378	$ 93,330
Lodging Reported EBITDA	(4,072)	(1,224)	3,230	13,612
Resort Reported EBITDA	(31,207)	(26,905)	103,608	106,942
Real Estate Reported EBITDA	$ (1,003)	$ 1,844	$ 17,721	$ 15,272

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(in thousands)

	Three Months Ended			Year Ended
	July 31,			July 31,
	2003	2002	% Change	2003	2002	% Change
Business Line
Lift tickets	$ 61	$ (123)	149.6%	$ 196,150	$ 161,923	21.1%
Ski school	26	(76)	134.2%	55,392	46,000	20.4%
Dining	4,031	4,646	(13.2) %	51,444	45,378	13.4%
Retail/rental	13,271	11,827	12.2%	107,714	94,982	13.4%
Other	17,445	15,584	11.9%	59,448	52,195	13.9%
Total Mountain Revenue	34,834	31,858	9.3%	470,148	400,478	17.4%

Total Lodging Revenue	39,291	40,708	(3.5) %	159,849	150,928	5.9%

Total Resort Revenue	$ 74,125	$ 72,566	2.1%	$ 629,997	$ 551,406	14.3%

	Three Months Ended			Year Ended
	July 31,			July 31,
	2003	2002	% Change	2003	2002	% Change
Skier Visits
Vail	--	--	0.0%	1,611	1,536	4.9%
Beaver Creek	--	--	0.0%	718	658	9.1%
Keystone	--	--	0.0%	1,039	1,069	(2.8) %
Breckenridge	--	--	0.0%	1,425	1,469	(3.0) %
Heavenly	2	--	100.0%	937	--	100.0%
Total Skier Visits	2	--	100.0%	5,730	4,732	21.1%

			As of July 31,
			2003	2002
Key Balance Sheet Data:
Real estate held for sale and investment			$ 123,223	$ 161,778
Total stockholders' equity			496,246	504,004

Total debt			584,151	602,786
Less: cash and cash equivalents			18,940	25,965
Net debt			$ 565,211	$ 576,821

Vail Resorts, Inc.
Selected Quarterly Information
(in thousands, except per share amounts)

	Fiscal 2003
	Quarter Ended October 31, 2002	Quarter Ended January 31, 2003	Quarter Ended April 30, 2003	Quarter Ended July 31, 2003	Fiscal Year Ended July 31, 2003
Mountain revenue	$ 34,441	$ 189,163	$ 211,710	$ 34,834	$ 470,148
Lodging revenue	40,058	34,981	45,519	39,291	159,849
Real estate revenue	39,354	24,191	11,888	4,968	80,401
Total net revenue	113,853	248,335	269,117	79,093	710,398

Mountain expense	65,480	124,300	119,489	61,510	370,779
Lodging expense	38,739	37,334	33,513	41,038	150,624
Real estate expense	27,546	22,294	11,592	5,210	66,642

Income (loss) from operations	(36,553)	43,266	81,375	(53,601)	34,487

Mountain equity investment income	1,089	451	(74)	(457)	1,009
Lodging equity investment income	(1,307)	(1,975)	(390)	(2,323)	(5,995)
Real estate equity investment income	3,070	771	881	(760)	3,962

Pretax income	(43,218)	29,002	66,922	(66,711)	(14,005)

Net income	(25,114)	16,724	33,536	(33,673)	(8,527)

Earning per share:
Basic	$ (0.71)	$ 0.48	$ 0.95	$ (0.96)	$ (0.24)
Diluted	$ (0.71)	$ 0.47	$ 0.95	$ (0.96)	$ (0.24)

Reconciliation of Non-GAAP Financial Measures

Resort, mountain and lodging Reported EBITDA have been presented herein as measures of the Company's financial operating performance. Reported EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States ("GAAP"), and it might not be comparable to similarly titled measures. Reported EBITDA does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company believes that Reported EBITDA is an indicative measure of resort and lodging companies' operating performance, and it is generally used by investors to evaluate companies in the resort and lodging industries. In addition, because of the significance of long-lived assets to the operations of the Company and the level of the Company's indebtedness, the Company also believes that Reported EBITDA is useful in measuring the Company's ability to fund capital expenditures and service debt. The Company uses Reported EBITDA targets in determining management bonuses.

Presented below is a reconciliation of resort Reported EBITDA to net income for the Company calculated in accordance with GAAP for the three months ended July 31, for the fiscal years 2002 and 2003.

	Three Months Ended					Three Months Ended
	July 31, 2003					July 31, 2002
	Total	Real Estate	Resort*	Mountain	Lodging	Total	Real Estate	Resort*	Mountain	Lodging

Net Income	$ (33,673)					$ (33,258)

Adjustments to reconcile income to Reported EBITDA:
Depreciation and amortization	19,600					19,633
Asset impairment charge	4,830					--
Loss on disposal of fixed assets	506					134
Investment income	(427)					(335)
Interest expense	12,519					11,272
Gain on put option	(198)					--
Other income	2					(223)
Minority interest in income of consolidated subsidiaries	(1,832)					(2,640)
Benefit (provision) for income taxes	(33,037)	--	--	--	--	(19,644)	--	--	--	--

Reported EBITDA	$ (31,710)	$ (503)	$ (31,207)	$ (27,135)	$ (4,072)	$ (25,062)	$ 1,844	$ (26,906)	$ (25,681)	$ (1,225)

* Resort represents the sum of Mountain and Lodging.

Presented below is a reconciliation of resort Reported EBITDA to net income for the Company calculated in accordance with GAAP for the fiscal years ended July 31, 2002 and July 31, 2003.

	Year Ended					Year Ended
	July 31, 2003					July 31, 2002

	Total	Real Estate	Resort*	Mountain	Lodging	Total	Real Estate	Resort*	Mountain	Lodging

Net Income	$ (8,527)					$ 7,050

Adjustments to reconcile income to Reported EBITDA:
Depreciation and amortization	82,242					68,480
Asset impairment charge	4,830					--
Loss on disposal of fixed assets	794					226
Investment income	(2,011)					(1,295)
Interest expense	50,001					38,788
Gain on put option	(1,569)					--
Other income	(17)					(155)
Minority interest in income of consolidated subsidiaries	1,064					569
Benefit (provision) for income taxes	(5,478)					6,843
Cumulative effect of change in accounting principle, net to income taxes of $1,046	-	--	--	--	--	1,708	--	--	--	--

Reported EBITDA	$ 121,329	$ 17,721	$ 103,608	$ 100,378	$ 3,230	$ 122,214	$ 15,272	$ 106,942	$ 93,330	$ 13,612

* Resort represents the sum of Mountain and Lodging.

A reconciliation of the low and high ends of the range given for Reported EBITDA for the Company's fiscal year ending July 31, 2004 is presented below.

For the Year Ending
July 31, 2004
Low End Range*						High End Range*
	Total	Real Estate	Resort*	Mountain	Lodging	Total	Real Estate	Resort*	Mountain	Lodging

Net Income	$ 2,000					$ 10,000

Adjustments to reconcile income to Reported EBITDA:
Depreciation and amortization	86,000					91,000
Loss on disposal of fixed assets	1,000					--
Investment income	--					(1,700)
Interest expense	52,550					48,500
Minority interest in income of consolidated subsidiaries	--					3,950
Benefit (provision) for income taxes	1,450	--	--	--	--	7,250	--	--	--	--

Reported EBITDA	$ 143,000	$ 13,000	$ 130,000	$ 120,000	$ 6,000	$ 159,000	$ 19,000	$ 140,000	$ 130,000	$ 12,000

* The Company provides Reported EBITDA ranges for the mountain and lodging segments, as well as for the two combined. Readers are cautioned to recognize that the low end

- more -

of the expected ranges provided for the lodging and mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the lodging and mountain components. Similarly, the high end of the ranges for the lodging and mountain segments do not sum to the high end of the resort range.